Pike Electric Reports Third Quarter and Year To Date Fiscal 2007 Results

      MT. AIRY, N.C., May 8 /PRNewswire-FirstCall/ -- Pike Electric Corporation (NYSE: PEC) today announced the results for the three and nine months ended March 31, 2007.

      Third Quarter Results

      Third quarter net income totaled $6.0 million, or $0.18 per diluted share, compared to net income of $0.3 million, or $0.01 per diluted share, for the third quarter of the prior year. Gross profit percentage for the third quarter of fiscal 2007 increased to 17.8% compared to 11.0% for the prior year quarter.

      Gross profit percentage was primarily impacted by exiting certain low margin accounts and services, favorable pricing in recent contract negotiations and an increase in higher margin storm restoration revenues.

      Total revenues for the third quarter of fiscal 2007 decreased 1.9% to $154.3 million from $157.2 million for the prior year quarter. Storm restoration revenues totaled $19.2 million for the third quarter of fiscal 2007, up from $8.9 million in the same quarter of the prior year. Powerline revenues for the third quarter of fiscal 2007 decreased 9.0% to $135.1 million from $148.3 million for the prior year quarter on a 13.2% decrease in powerline billable hours. Average revenue producing headcount decreased 9.7% for the quarter ended March 31, 2007 from the same period in the prior year.

      "The company is continuing to execute on our plan to exit low margin business lines, renegotiate existing contracts and continue strengthening relationships with our customers. In the short term, this strategy will reduce revenue and headcount but is already showing a positive impact on operating margins and earnings," stated J. Eric Pike, chairman and chief executive officer of Pike Electric.

      Debt Repayment

      The Company repaid $22.0 million of its term debt during the third quarter of fiscal 2007 resulting in $214.5 million in term debt outstanding as of March 31, 2007.

      Nine-Month Results

      For the nine months ended March 31, 2007, net income totaled $12.8 million, or $0.38 per diluted share, compared to net income of $31.4 million, or $0.98 per diluted share, for the nine months ended March 31, 2006.

      Powerline revenues for the first nine months of fiscal 2007 increased 2.7% to $406.9 million from $396.4 million for the same period in the prior year. Storm restoration revenues totaled $45.6 million for the first nine months of fiscal 2007, down from $175.0 million in the same period of the prior year. Prior year storm restoration revenues were driven by damage caused by Hurricanes Dennis, Katrina, Rita and Wilma. As a result, total revenues for the first nine months of fiscal 2007 decreased 20.8% to $452.5 million from $571.4 million for the same period in the prior year. Average revenue producing headcount decreased 7.0% for the nine months ended March 31, 2007 from the same period in the prior year.

      Outlook

      "The Company will continue to execute on our management development, contract repricing, information systems implementation and debt reduction initiatives. I believe we are now much better positioned to take advantage of the growth in our industry while maintaining the high quality of service for our customers," stated J. Eric Pike, chairman and chief executive officer.

      Conference Call

      Pike Electric's conference call to discuss its third fiscal quarter 2007 results is scheduled for 10:30 a.m. EDT today, May 8, 2007. To participate in the call, dial (866) 770-7051 at least 10 minutes before the conference call begins and enter in participation code 54639481. This call will also be available live and by replay over the Internet at http://www.pike.com in the Investor Relations section.

      About Pike Electric

      Pike Electric is one of the largest providers of outsourced electric distribution and transmission services in the United States. Its core activities consist of the maintenance, upgrade and extension of electric distribution and sub-500 kilovolt transmission powerlines for more than 150 electric utilities, cooperatives and municipalities. Pike Electric services a contiguous 19-state region that stretches from Pennsylvania in the north to Florida in the southeast and Texas in the southwest and is a recognized leader in storm restoration services. The Company's common stock is traded on the New York Stock Exchange under the symbol PEC. For further information regarding Pike Electric, visit the Company's website at www.pike.com.

      Safe Harbor

      This press release contains forward-looking statements that relate to Pike Electric's plans, objectives and estimates. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. The terms "should," "believe," "plan," "expect," "anticipate," "estimate," "intend" and "project" and similar words or expressions are intended to identify forward- looking statements. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward- looking statements For a more detailed list of such risks, uncertainties and factors, please refer to the Risk Factor section of Pike Electric's Annual Report on Form 10-K for the fiscal year ending June 30, 2006 and in its other filings with the Securities and Exchange Commission. Pike Electric makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as may be required by applicable law.

                                  Tables Follow

                   PIKE ELECTRIC CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    (In thousands, except per share amounts)

                                                     Mar 31         June 30
                                                      2007            2006
                                                  (Unaudited)
         ASSETS
Current assets:
 Cash and cash equivalents                         $     696       $   3,391
 Accounts receivable, net                             63,426          66,629
 Work completed not billed                            50,131          56,430
 Inventories                                           8,813           8,041
 Prepaid expenses and other                            4,915           5,928
 Deferred income taxes                                 8,469          12,460
  Total current assets                               136,450         152,879
Property and equipment, net                          279,145         284,452
Goodwill                                              94,402          94,402
Other intangibles, net                                43,991          49,978
Deferred loan costs, net                               5,139           6,265
Other assets                                           1,662           1,990
  Total assets                                     $ 560,789       $ 589,966

         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued
  expenses                                         $  37,565       $  39,903
 Current portion deferred
  compensation                                         2,456          10,614
 Current portion of insurance and
  claim accruals                                      26,823          18,867
 Revolving credit facility                                --           4,500
  Total current liabilities                           66,844          73,884
Long-term debt, net of current
 portion                                             214,500         249,000
Insurance and claim accruals, net of
 current portion                                      12,951          13,439
Deferred compensation, net of current
 portion                                              10,192          10,378
Deferred income taxes                                 67,461          72,333
Other liabilities                                         --             200
Commitments and contingencies
Stockholders' equity:
 Preferred stock, par value $0.001
  per share; 100,000 shares
  authorized; no shares
  issued and outstanding.                                 --              --
 Common stock, par value $0.001 per
  share; 100,000 shares authorized;
  32,825 and 32,577 shares issued and
  outstanding at March 31, 2007 and
  June 30, 2006, respectively                          6,426           6,426
 Additional paid-in capital                          141,264         135,869
 Accumulated other comprehensive
  income (loss)                                          (72)             --
 Retained earnings                                    41,223          28,437
  Total stockholders' equity                         188,841         170,732
  Total liabilities and stockholders'
   equity                                          $ 560,789       $ 589,966

                   PIKE ELECTRIC CORPORATION AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                  Three months ended  Nine months ended
                                                March 31,                       March 31,
                                          2007            2006            2007            2006
Revenues                               $ 154,272       $ 157,202       $ 452,496       $ 571,358
Cost of operations                       126,751         139,902         380,723         465,969

Gross profit                              27,521          17,300          71,773         105,389
General and administrative
 expenses                                 12,428           9,836          34,706          31,985
Loss on sale of property and
 equipment                                   349           1,556             847           1,905

Income from operations                    14,744           5,908          36,220          71,499
Other expense (income):
 Interest expense                          5,053           5,484          15,275          19,337
 Other, net                                  (83)            (58)           (199)           (163)
Total other expense                        4,970           5,426          15,076          19,174

Income before income taxes                 9,774             482          21,144          52,325
Income tax expense                         3,810             194           8,358          20,951

Net income                             $   5,964       $     288       $  12,786       $  31,374

Earnings per share:
 Basic                                 $    0.18       $    0.01       $    0.40       $    1.02
 Diluted                               $    0.18       $    0.01       $    0.38       $    0.98

Shares used in computing earnings
 per share:
 Basic                                    32,505          31,932          32,359          30,846
 Diluted                                  33,377          33,092          33,278          32,016

SOURCE Pike Electric Corporation
      -0-                                       05/08/2007
      /CONTACT: Anthony Slater, CFO of Pike Electric Corporation,
+1-336-719-4237/
      /Web site: http://www.pike.com /